                                                                       Exhibit 2
                                                                       ---------


                            STOCK PURCHASE AGREEMENT

     AGREEMENT dated as of December 31, 1996 by and between DLJ Capital Corporation (the "SELLER") and C D Associates, L.P. ("PURCHASER").

     The parties hereto agree as follows:

     1.   Purchase and Sale.  Upon the terms and subject to the conditions of
          -----------------
this Agreement, the SELLER agrees to sell to PURCHASER and PURCHASER agrees to purchase from the SELLER the number of shares of common stock of Flagstar Companies, Inc. (the "Company"), par value $.50 per share (the "Securities") as are set forth on Schedule 1 hereto at the Closing (as defined below). The purchase price to be paid by PURCHASER for the Securities (the "Purchase Price") is $.05 per share multiplied by the number of Securities to be purchased by PURCHASER from the SELLER. The Purchase Price shall be paid as provided in
Section 2 hereof.

     2.   Closing.  The closing (the "Closing") of the purchase and sale of the
          -------
Securities hereunder shall take place at the offices of SELLER, at 277 Park Avenue, New York, New York on December 31, 1996 or at such other time or place as the parties hereto may agree, At the Closing:

     (a) PURCHASER shall deliver to the SELLER the Purchase Price by check or wire transfer.

     (b) SELLER shall deliver to PURCHASER certificates for the number of Securities indicated opposite the SELLER'S name on Schedule 1, accompanied by duly executed instruments of transfer or assignments in blank with signatures appropriately guaranteed.

     3.   Title to and Validity of Securities.  SELLER represents and warrants
          -----------------------------------
to PURCHASER that it has full and legal and beneficial ownership of the Securities, free and clear of any Liens (as defined below), other than limitations under (i) applicable securities laws and (ii) that certain Stockholders Agreement dated as of August 11, 1992, by and among the Company, SELLER, TW Holdings, Inc., and the other parties signatories thereto, as amended (the "Stockholders Agreement"); and when the Shares are delivered to PURCHASER against payment therefor as contemplated hereby, PURCHASER will acquire good and valid title to the Shares free and clear of any Lien, other than limitations under (i) applicable securities laws, and (ii) the Stockholders Agreement.

     4.   Non-Contravention.  SELLER represents and warrants to PURCHASER that
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the execution, delivery and performance of this agreement by SELLER will not contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to SELLER; (ii) will not require any consent, approval or other action or constitute a default under any agreement or other

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

instrument binding upon SELLER and (iii) will not result in the creation or imposition of a Lien on the Securities. For purposes hereof, Lien means any mortgage, lien, pledge, charge, security interest, right of first offer or refusal, adverse claim or other encumbrance of any kind in respect of such asset.

     5.   Purchase for Investment.
          -----------------------

          PURCHASER acknowledges that the Securities have not been registered under the Securities Act of 1933, as amended (the "Act") or any state securities laws and that the purchase and sale of the Securities contemplated hereby is to be effected pursuant to an exemption from the registration requirements imposed by such laws. In this regard, PURCHASER is purchasing the Securities to be purchased by it hereunder for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of the Act. PURCHASER is an "Accredited investor" (as defined in Regulation D under the Act), has sufficient knowledge and experience in business matters so as to be capable of evaluating the merits and risks of its investment in such Securities and is capable of bearing the economic risks of such investment. PURCHASER has had access to any information it deems necessary in order to make its decision to purchase the Securities and has had the opportunity to ask questions and receive answers concerning the Company. PURCHASER was not formed for the specific purpose of acquiring the Securities.

     6.   Certain Understandings.
          ----------------------

     (a) PURCHASER and SELLER understand and acknowledge that such parties may be in possession of material non-public information regarding the Company.

     (b) PURCHASER acknowledges to SELLER that PURCHASER is an affiliate of KKR Associates and its affiliates (collectively, "KKR") and that KKR is an approximately 47% shareholder and an "affiliate" (as such term is defined in Rule 405 under the Securities Act of 1933, as amended) of the Company.

     7.   Governing Law.  This Agreement shall be governed by and construed in
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accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

     8.   Entire Agreement.  This Agreement constitutes the entire agreement
          ----------------
between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

     9.   Notices.  All notices, requests and other communications to any party
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hereunder shall be in writing (including facsimile transmissions) and shall be given:

if to PURCHASER, to:  C D Associates, L.P.
                      9 West 57th St, Suite 4200
                      New York, NY  10019
                      Attention: Mr. Paul Raether
                      Fax: 212-750-0003

if to SELLER, to:     DLJ Capital Corporation
                      277 Park Avenue
                      New York, New York 10172
                      Attention: Nicole S. Arnaboldi
                      Fax: (212) 892-7272

     10.  Counterparts.  This Agreement may be signed in any number of
          ------------
counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by as of the day and year first above written.

                              C D ASSOCIATES, L.P.

                              By:  CD GP, LLC
                                   Its General Partner


                              By:  /s/ Henry R. Kravis
                                   ------------------------------
                                           Member


                              DLJ CAPITAL CORPORATION


                              By:  /s/ Thomas E. Siegler
                                   ------------------------------

                                Name:    Thomas E. Siegler
                                Title:   Secretary and Treasurer

                                   SCHEDULE 1
                                   ----------

NAME OF SELLER               CERTIFICATE NO.    NUMBER OF SECURITIES   PURCHASE PRICE
--------------               ---------------    --------------------   --------------

DLJ Capital Corporation      FC 0240                  3,030,668        $151,533.40

DLJ Capital Corporation      FC 1923                      2,076        $    103.80

DLJ Capital Corporation      (DTC)                        3,096        $    154.80

                        Total Purchase Price:  $151,792

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